Exhibit 99.1

AITX Signs Single Biggest Contract in Company History

RAD-G Inks SARA Project Expected to Reach $2.5 Million Over Three Years

Detroit, Michigan, November 12, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices Group (RAD-G), has executed a three-year agreement with a U.S.-based RVM (Remote Video Monitoring) company. The project, which is expected to exceed $2.5 million in total contract value, will deploy SARA™ (Speaking Autonomous Responsive Agent), the Company's multiple award-winning agentic AI platform, across the RVM's growing portfolio of monitored accounts.

Under the terms of the agreement, RAD-G will begin the process of deploying a range of SARA solutions with an initial annual value of approximately $855,000. The rollout will occur in phases over the next several months, with full implementation expected to take up to six months as both companies determine the optimal mix of SARA configurations and integrations. Once fully implemented, annual recurring revenue is expected to approach $1 million as the RVM expands its customer base and adds monitored accounts. The project is anticipated to replace three legacy system providers and transition more than 1,000 video monitoring accounts currently managed overseas.

"This agreement demonstrates how rapidly SARA is redefining what's possible in video monitoring," said Steve Reinharz, CEO/CTO and founder of AITX and RAD-G. "This RVM's decision to build around our platform validates the strength of our technology, our roadmap, and our vision for autonomous, intelligent monitoring at scale. We're not following industry trends, we're setting them."

The project adds to RAD-G's growing portfolio of enterprise software engagements and contributes to the Company's expanding base of recurring monthly revenue. SARA is designed to autonomously monitor live video streams, identify relevant events, and respond in real time through voice-interactive deterrence and notifications. The platform continues to gain traction as monitoring companies and security providers seek reliable, intelligent, and scalable alternatives to traditional human and offshore monitoring. With each new deployment, RAD-G further advances its mission to modernize security operations through AI-driven automation and actionable intelligence.

The Company invites Remote Video Monitoring, GSOC, and SOC operators interested in learning how SARA can transform their monitoring operations to connect with RAD-G at www.saramonitoring.ai.

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD-I

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD-I is led by Steve Reinharz, CEO/CTO and founder of AITX and all RAD subsidiaries, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD-I team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD-I and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD-I's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD-I's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/